PLAN OF CONVERSION

OF

WARPSPEED TAXI INC.

a Wyoming corporation

TO

ULIXE CORP.

a Delaware corporation

This Plan of Conversion, dated as of August 29, 2025 (including all of the Exhibits attached hereto, this “Plan”), has been adopted by the Board of Directors of WarpSpeed Taxi Inc., a Wyoming corporation, in order to set forth the terms, conditions and procedures governing the conversion of WarpSpeed Taxi Inc. from a Wyoming corporation to a Delaware corporation pursuant to Section 17-16-1720 of the Wyoming Business Corporation Act (“WBCA”), and Section 265 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

RECITALS

WHEREAS, WarpSpeed Taxi Inc. is a corporation duly organized and existing under the laws of the State of Wyoming (the “Converting Entity”);

WHEREAS, the Board of Directors of the Converting Entity has determined that it is advisable and in the best interests of the Converting Entity and its shareholders for the Converting Entity to convert from a Wyoming corporation to a Delaware corporation pursuant to Section 17-16-1720 of the WBCA and Section 265 of the DGCL;

WHEREAS, the form, terms and provisions of this Plan have been authorized, approved and adopted by the Board of Directors of the Converting Entity; and

WHEREAS, the Board of Directors of the Converting Entity has recommended that the shareholders of the Converting Entity approve this Plan, and have submitted this Plan to the shareholders of the Converting Entity for approval, each in accordance with Section 17-16-1720(g) of the WBCA.

NOW, THEREFORE, the Converting Entity hereby sets forth this Plan as follows:

PLAN OF CONVERSION

1.Conversion.

(a)At the Effective Time (as defined below), and in accordance with the applicable provisions of Section 17-16-1720 of the WBCA and Section 265 of the DGCL, the Converting Entity shall be converted from a Wyoming corporation to a Delaware corporation (the “Conversion”) and the Converting Entity, as converted to a Delaware corporation (the “Converted Entity”), shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Converted Entity shall be deemed to have commenced on the date the Converting Entity commenced its existence in the State of Wyoming.

(b)At the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its shareholders, the Converted Entity shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Converting Entity existing immediately prior to the Effective Time. At the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its shareholders, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Converting Entity existing immediately prior to the Effective Time, and all property, real, personal and mixed, and all debts due to the Converting Entity existing immediately prior to the Effective Time, as well as all other things and causes of action belonging to the Converting Entity existing immediately prior to the Effective Time, shall remain vested in the Converted Entity and shall be the property of the Converted Entity and the title to any real property vested by deed or otherwise in the Converting Entity existing immediately prior to the Effective Time shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Converting Entity existing immediately prior to the Effective Time shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Entity existing immediately prior to the Effective Time shall remain attached to the Converted Entity at the Effective Time, and may be enforced against the Converted Entity to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Converted Entity in its capacity as a corporation of the State of Delaware.

(c)The Conversion shall not be deemed to affect any obligations or liabilities of the Converting Entity incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

(d)At the Effective Time, the name of the Converted Entity shall be “Ulixe Corp.”

2.Filings. Unless otherwise terminated and abandoned in accordance with Section 8(b) of this Plan, as promptly as practicable following the approval of this Plan by the shareholders of the Converting Entity, the Converting Entity shall cause the Conversion to become effective by:

(a)signing and filing (or causing the signing and filing of) an Application for Certificate of Transfer pursuant to the applicable provisions of Section 17-16-1720 of the WBCA, in the form of EXHIBIT A hereto (the “Certificate of Transfer”), with the Wyoming Secretary of State;

(b) executing and filing (or causing the execution and filing of) a Certificate of Conversion pursuant to Sections 103 and 265 of the DGCL, in the form of EXHIBIT B hereto (the “Certificate of Conversion”), with the Secretary of State of the State of Delaware; and

(c)executing and filing (or causing the execution and filing of) a Certificate of Incorporation of the Converted Entity, in the form of EXHIBIT C hereto (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware.

3.Effective Time. The Conversion shall become effective upon the last to occur of the effectiveness of the filing of the Certificate of Transfer, the Certificate of Conversion and the Certificate of Incorporation (the time of effectiveness of the Conversion, the “Effective Time”).

4.Effect of Conversion.

(a)Effect on Common Stock. At the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its shareholders, each share of common stock, $0.0001 par value per share, of the Converting Entity (“Converting Entity Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall convert into one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Converted Entity (“Converted Entity Common Stock”).

(b)Effect on Stock Certificates. All of the outstanding certificates representing shares of Converting Entity Common Stock immediately prior to the Effective Time shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Converted Entity Common Stock.

(c)Effect on Directors and Officers. At the Effective Time, by virtue of the Conversion and without any further action on the part of the Converting Entity or its shareholders, the directors and officers of the Converting Entity shall be and constitute all of the directors and officers, respectively, of the Converted Entity.

5.Tax Reporting. The Conversion is intended to be a “reorganization” for purposes of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Plan of Conversion is hereby adopted as a “plan of reorganization” for purposes of Section 368(a)(1)(F) of the Code.

6.Further Assurances. If, at any time after the Effective Time, the Converted Entity shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of this Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Converted Entity its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time or (b) to otherwise carry out the purposes of this Plan, the Converted Entity and its officers (or their authorized designees) are hereby authorized to solicit in the name of the Converted Entity any third-party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the Converted Entity, all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Converted Entity, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Converting Entity existing immediately prior to the Effective Time and otherwise to carry out the purposes of this Plan.

7.

8.Delaware Governing Documents. At the Effective Time, (a) the certificate of incorporation of the Converted Entity shall be the Certificate of Incorporation and (b) the bylaws of the Converted Entity shall be the Bylaws of Ulixe Corp., in the form of EXHIBIT D hereto.

9.Miscellaneous.

(a)Copy of Plan of Conversion. Following the Conversion, a copy of this Plan will be kept on file, and any shareholder of the Converted Entity (or former shareholder of the Converting Entity) may request a copy of this Plan at no charge at any time.

(b)Termination. At any time prior to the Effective Time, this Plan may be terminated and the transactions contemplated hereby may be abandoned by action of the Board of Directors of the Converting Entity if, in the opinion of the Board of Directors of the Converting Entity, such action would be in the best interests of the Converting Entity and its shareholders. In the event of termination of this Plan, this Plan shall become void and of no further force or effect.

(c)Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person other than as expressly provided herein. For the avoidance of doubt, following the Conversion the Converted Entity will hold all of the rights and obligations of the Converting Entity under this Plan.

(d)Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Plan as of the date first written above.

WARPSPEED TAXI INC.,

a Wyoming corporation

By:	/s/ Vito Di Somma
Name:	Vito Di Somma
Title:	President

EXHIBIT A

Certificate of Transfer

EXHIBIT B

Certificate of Conversion

EXHIBIT C

Certificate of Incorporation

EXHIBIT D

Bylaws of Ulixe Corp.